Exhibit 10.2

Grant Acceptance Agreement

Prudential Financial, Inc.

Performance Shares

February 8, 2005 (“Grant Date”)

You have been granted a target number of XXX Performance Shares (“shares”). The number of shares you will receive as of the Payment Date will be adjusted as described below.

Payment Date:

February 2008 (upon approval of the Compensation Committee)

Performance Cycle

The Performance Cycle begins January 1, 2005 and expires on December 31, 2007.

See the brochure entitled 2005 Long-Term Incentive Program—Performance Shares and Stock Options (‘Brochure”) for more information about this grant. This Grant Acceptance Agreement (“Agreement”) and the Brochure are subject to the terms, conditions and restrictions contained in the Prudential Financial, Inc. Omnibus Incentive Plan (“Plan”) document. Except as specified otherwise, this Agreement and the Brochure are not a substitute for the official Plan document, which governs the operation of the Plan. Also, this is not a stock certificate or negotiable instrument.

Your eligibility for the 2005 Long-Term Incentive Program (the “Program”), the benefits provided by this Program and all other terms and conditions of the Program and any long-term grant will be determined pursuant to and are governed by the provisions of the Plan document, including and decisions of the Compensation Committee provided for in the Plan document. If there is any discrepancy between the information in this grant or in Brochure and the Plan Document, or if there is a conflict between information discussed by anyone acting on behalf of Prudential Financial, Inc. (“Prudential”) and the actual Plan document, the Plan document, as interpreted by the Compensation Committee (or its delegate), in its sole discretion, will always govern.

Nothing contained in this Agreement or the Brochure is intended to constitute or create a contract of employment nor shall it constitute or create the right to remain associated with or in the employ of Prudential for any particular period of time. Employment with Prudential is employment at will, which means that either you or Prudential may terminate the employment relationship at any time, with or without cause or notice.

1.	Earnout: Performance Goals

If you are actively employed as of the Payment Date of the Performance Shares, you will receive a number of shares of Prudential Financial, Inc. Common Stock (“Common Stock”) equal to the target number set forth above as adjusted based on achievement of the performance goals for operating return on average equity on an adjusted operating income basis (“ROE”) and earnings per share of Common Stock (diluted) (“EPS”). Half of the target award will be earned based on average ROE performance over the Performance Cycle, and the other half of the target award will be earned based on EPS growth over the 2005-2007 Performance Cycle relative to the Prudential’s 2004 EPS. ROE achievement will be evaluated as follows:

ROE Achievement	Payout as % of Target Number of Shares
10% or less	50% (minimum)
11%	75%
12%	100% (target)
12.5%	125%
13% or more	150% (maximum)

EPS achievement will be evaluated as follows:

EPS Growth (CAGR 2005-2007)	Payout as % of Target Number of Shares
8% or less	50% (minimum)
9%	75%
10%	100% (target)
11%	125%
12% or more	150% (maximum)

Payouts will be in a linear relationship with achievement between the above data points. Subject to other provisions of the Plan and the Program, the total earned payout as a percentage of the target number of shares will be based on the average of the ROE and EPS payout percentages and the resulting number of shares will be rounded to the nearest whole number. The actual number of shares to be received will be as determined by the Compensation Committee in February 2008.

ROE will be defined as “Operating Return on Average Equity” as publicly disclosed in PFI’s Quarterly Financial Supplement (“QFS”), adjusted for significant one-time charges or benefits that do not accurately reflect the operating performance of the Company’s businesses as and to the extent determined by the Compensation Committee. EPS is defined as the “Earnings Per Share of Common Stock (diluted): Financial Services Businesses after-tax adjusted operating income” as publicly disclosed in the QFS, adjusted for significant one-time charges or benefits that do not accurately reflect the operating performance of the Company’s businesses as and to the extent determined by the

Compensation Committee. Growth in EPS will be calculated based on the compounded annual growth rate for the period from January 1, 2005 through December 31, 2007, against the Company’s 2004 EPS (using the same definition).

2.	No Rights as a Shareholder; Dividend Equivalents

Prior to the delivery of Common Stock as of the Payment Date, the Participant shall not have any right to vote on any matter submitted to the Company’s stockholders until such time as the shares attributable to such Performance Shares have been issued as of the Payment Date. The Participant shall be entitled to receive dividend equivalents on the target number of Performance Shares based on any dividends declared from the Grant Date until the Payment Date (or until the date of forfeiture if sooner). There will be no reconciliation of the dividend equivalents paid on target shares versus the actual number of shares of Common Stock earned.

3.	Taxes

Prudential/your employer shall have the right to deduct and report taxes (federal, state, local or social insurance taxes) or other obligations required to be withheld by law prior to distributions made to you. You will be responsible for satisfying your tax responsibility, if any.

4.	Governing Law

The validity, construction and effect of this Agreement and the plan shall be determined in accordance with the laws of the State of New Jersey without regard to principles of conflict of laws.

5.	Covenant Not to Solicit; Other Terms and Restrictions

(a)	Restrictions During Employment. You agree that during your employment with Prudential or any of its direct or indirect subsidiaries (the “Company Group”), you shall not, other than on behalf of any member of the Company Group, or as may otherwise be required in connection with the performance of your duties on behalf of any member of the Company Group, solicit or induce, either directly or indirectly, or take any action to assist any entity, either directly or indirectly, in soliciting or inducing any employee of the Company Group (other than your administrative assistant) to leave the employ of the Company Group (“Induce Departures”).

(b)	Terms and Restrictions Upon Termination of Employment.

(1)	You agree that, in the event of your termination of employment with Prudential or any member of the Company Group, you will execute and submit by the date specified by Prudential, and will not later revoke, either a Separation Agreement and General Release (in connection with an involuntary termination for any reason other than for Cause) or a General Release of Claims (in connection with a voluntary termination that qualifies as an Approved Retirement) in a form and with terms and conditions satisfactory to Prudential (hereafter referred to collectively as the “Release”).

(2)	As determined by the Compensation Committee consistent with section 9.3(c) of the Plan, in the event your employment terminates, you comply with paragraph (1) above, and you qualify for an Approved Retirement within the meaning of the Plan (whether your termination is voluntary or involuntary):

a.	Plan section 9.3(c)(iii) [describing a pro ration over the Performance Cycle] will not apply. Instead, the following provisions will apply.

b.	If you terminate in 2005 with less than three calendar months of active service in 2005, your Performance Shares granted by this Agreement will be forfeited.

c.	If you terminate in 2005 with at least three calendar months of active service in 2005, your target number of Performance Shares for this 2005 grant will be reduced to the number equal to the number originally granted under this Agreement multiplied by a fraction, the numerator of which is the number of months during 2005 in which you have any active service and the denominator of which is 12. If this results in a fractional share, the number of shares will be rounded to the next higher integer. The balance of the target number of Performance Shares granted for 2005, and any final number of Performance Shares that could have been awarded based on the target number, will be forfeited.

d.	As of the Payment Date of the Performance Shares, you will receive a number of shares of Common Stock as described in section 1 based on the target number granted, adjusted if applicable as described in subsection 5(b)(2) above.

(c)	Post-Employment Restrictions. You agree that until the Payment Date or, if later, end of one year after the termination of your employment with each member of the Company Group for any reason, you shall comply with the following restrictive covenants:

(1)	Non-solicitation. You shall not Induce Departures or hire or employ, or assist in the hire or employment of, either directly or indirectly, any individual (other than your administrative assistant) whose employment by the Company Group ended within sixty (60) days preceding that individual’s hire or employment by you or your successor employer;

(2)	Additional Restrictive Covenants. In the event of your Approved Retirement, you shall not compete with Prudential [under terms to be determined by the Company].

(d)	Restrictions Separable and Divisible. You hereby acknowledge that you understand the restrictions imposed upon you by Subsections 5(a) through (c) of this Agreement. You and Prudential understand and intend that each such restriction agreed to by you will be construed as separable and divisible from every other restriction, and that the unenforceability, in whole or in part, of any restriction will not affect the enforceability of the remaining restrictions and that one or more of all of such restrictions may be enforced in whole or in part as the circumstances warrant. No waiver of any one breach of the restrictions contained herein will be deemed a waiver of any other breach.

(e)	Remedies. You agree that the restrictions of Subsections 5(a) through (c) are fair, reasonable and necessary, and are reasonably required for the protection of Prudential and any other member of the Company Group. You also agree and acknowledge that the amount of damages that would derive from the breach of these restrictions is not readily ascertainable and that the restrictions contained herein are a significant portion of the consideration that you are conveying or have conveyed to Prudential in consideration of the grant of the Performance Shares evidenced by this Agreement. Accordingly, you agree that, in the event that you fail to execute and submit or you revoke a Release required by paragraph 5(b), or you breach any of the restrictive covenants set forth in Subsections 5(a) and 5(c), all grants of Performance Shares shall be cancelled immediately as of the date of such failure, as determined in the sole discretion of the Committee or its delegate. You also agree that if you breach any of the restrictive covenants set forth in Subsections 5(a) and 5(c) you shall disgorge to Prudential Financial, Inc. all Common Stock (rounded to the nearest whole share) received under the grant, or cash equal to the value of the Performance Shares granted (using the current Fair Market Value of the Performance Share when it was paid or payable). You shall disgorge such shares or make such payment within five (5) business days of the date Prudential notifies you that a breach of the provisions of this Section 6 has occurred. If payment is not paid within such period, any subsequent payment shall be made with interest at a rate equal to the prime rate as reported in The Wall Street Journal (Eastern Edition) on the date on which notice of your breach is sent to you by Prudential, plus 2 percent. Interest payments shall be made in the form of cash only. You also acknowledge that, in the event you breach any part of this Section, the damages to Prudential would be irreparable. Therefore, in addition to monetary damages and/or reasonable attorney’s fees, Prudential shall have the right to seek injunctive and/or other equitable relief in any court of competent jurisdiction to enforce this covenant. Further, you consent to the issuance of a temporary restraining order to maintain the status quo pending the outcome of any proceeding.

7.	Other Terms

This award of Performance Shares does not entitle you to any benefit other than the benefits granted under the Plan. Any benefits granted under the Plan are not deemed compensation under any Prudential pension plan, welfare plan or any compensation plan or program and shall not be considered as part of such compensation for purposes of calculating pension, bonuses, long-service awards, or in the event of severance, redundancy or resignation.

You understand and accept that the benefits granted under the Plan are entirely at the discretion of Prudential Financial, Inc., and that Prudential Financial, Inc. may modify, amend suspend or terminate the Plan or any and all of the policies, programs and plans described in this agreement in whole or in part, at any time, without notice to you or your consent.

I accept the terms of this Agreement, and acknowledge that I understand this Agreement and the terms of the Plan. I have received a copy of the Brochure as currently in effect.